   As filed with the Securities and Exchange Commission on November 12, 1997
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                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

          Proxy Statement Pursuant to Section 14(a) of the Securities
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                             Starwood Lodging Trust
                          Starwood Lodging Corporation
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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
FOR IMMEDIATE RELEASE

CONTACT:  Starwood Lodging Trust:            Burson-Marsteller:
          Jeff Rosenthal (203) 861-2100      Stuart Carlisle (203) 861-2100
          Ron Brown (602) 852-3900           Michael Claes (212) 614-5236

STARWOOD EXPECTS ITT SHAREHOLDERS COULD RECEIVE OVER $60 IN CASH PER SHARE WITH
                                BALANCE IN STOCK

Phoenix, AZ, November 9, 1997 -- Starwood Lodging (NYSE: HOT) said today that it had received "enthusiastic and positive response" from ITT shareholders but there remains some confusion regarding the cash election component of Starwood's $85 per share offer to acquire ITT.

By offering to acquire up to 30% of the ITT shares in cash, Starwood has allocated almost $3 billion to those ITT shareholders that elect to receive cash rather than stock. The balanced value of the cash and stock elections in the Starwood offer give shareholders a real choice over Hilton's coercive tender offer and should appeal to all constituencies of the ITT shareholders.

Starwood expects that long-term investors will prefer stock in what will be the largest hotel company in the world that has an industry-leading, proven record of increases to shareholder value, while short-term investors are expected to choose the cash alternative. Starwood believes that 30-40% of ITT's shares are in the hands of short-term investors. ITT shareholders electing cash are likely to receive over $60 per share in cash, based upon the assumption that 40% of the shareholders will elect the cash option. Only if 100% of the ITT shareholders elect cash, ITT shareholders will receive $25.50 per share in cash.

The following table illustrates the cash per share to be received by ITT shareholders electing to receive cash, based upon the percentage of such shareholders:

                    Amount of      Amount of      Total Value of
Percentage of          Cash          Stock        Cash and Stock
Shareholders        Received       Received          Received
Electing Cash       Per Share      Per Share*       per Share*
-------------       ---------      ----------     --------------
   0-30%              $85.00         $ 0.00            $85.00
     40%              $63.75         $21.25            $85.00
     50%              $51.00         $34.00            $85.00
     60%              $42.50         $42.50            $85.00
    100%              $25.50         $59.50            $85.00

* Assuming that Starwood stock trades within the "collar" of $53.26 to $61.25

"The Starwood offer provides greater choice for ITT shareholders," said Barry Sternlicht, Chairman and CEO of Starwood Lodging. For those long-term investors who see the combination of Starwood and ITT as a platform for growth, the $85 stock election is a superior choice. In comparison, Hilton's coercive offer, with its reduced back-end value, effectively forces all shareholders to accept the cash tender option. This restricts the maximum amount of cash payable to ITT shareholders to $44 per share. There is no choice," he said.

Starwood Lodging Trust is the largest hotel REIT in the United States and conducts all of its business as general partner of SLT Realty Limited Partnership. Starwood Lodging Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly or through third-party management companies.

Statements in this press release that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Starwood Lodging believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Forward-looking statements involve known and unknown risks that may cause Starwood Lodging's actual results to differ materially from expected results. Factors that could cause results to differ materially from Starwood Lodging's expectations include, without limitation, completion of the acquisition described in this press release and future acquisitions, the availability of capital for acquisitions and for renovations, the ability to maintain existing franchise, management and representation agreements and to obtain new ones on current terms. Competition within the lodging industry, the cyclicality of the real estate business and the hotel business, real estate and economic conditions and other risks detailed from time to time in Starwood Lodging's SEC reports including quarterly reports on form 10Q, reports on 8K and annual reports on form 10K.


                                      ###

                                  Starwood Has
                              Increased Its Offer
                              to $85.00 Per Share
                                    for ITT

                               Compare the FACTS:

STARWOOD                                                   HILTON

PREMIUM VALUE
$85 per share:                                               $77 per share (Bear Stearns estimate).
____________________________________________________________________________________________________________________________

MORE SECURITY
Those electing to receive Starwood stock are protected       Hilton is offering something called contingent value preferred
by a collar between $53.263 and $61.263. Starwood's          shares -- a gimmick remarkably similar to the one that
stock has not closed below the midpoint of this collar       virtually destroyed the stock of Blockbuster in the Viacom
despite market turbulence.                                   acquisition. Don't look for certainty here.

____________________________________________________________________________________________________________________________

MORE CASH
Shareholders can elect to receive $85 in cash or $85 in      Hilton's coercive tender offer forces shareholders to accept
stock per share, subject to aggregate limitations.           $80 in cash or 2 shares of stock with a combined current value of $63, and a CVR one year from now limited to $12.
____________________________________________________________________________________________________________________________

A BETTER FIT
Starwood offers more than $100 million in specifically       Hilton hasn't explained how it will achieve its proposed
identified synergies.                                        cost savings.

The association representing 77% of the Sheraton owners      Many Sheraton owners have threatened to terminate their
and franchisees endorses Starwood's offer.                   affiliation if Hilton acquires ITT.

____________________________________________________________________________________________________________________________

SUPERIOR MANAGEMENT
Starwood has achieved 36% annualized growth in FFO per       Hilton recorded 23% annualized growth in EPS from
share per year from 1995-1997*.                              1995-1997*.

Since the beginning of 1997, Starwood acquired 40 hotels     Since the beginning of 1997, Hilton has acquired only 2 hotels
totaling 11,888 rooms (excluding the Westin transaction).    totalling 1,192 rooms.

____________________________________________________________________________________________________________________________

FAST CLOSE
Closing expected before January 31, 1998.                    Ten months, and still counting.

If delayed, Starwood pays a 7% annualized premium.           Hilton pays no penalty for delays.
____________________________________________________________________________________________________________________________

* Based on Street consensus estimates.

                          What Starwood is offering --
                       premium value with greater choice
                               and more security.


[STARWOOD LODGING TRUST LOGO
STARWOOD LODGING CORPORATION(TM)]

                      Here's what the investment community
                has to say about Starwood's acquisition of ITT.


                      [Starwood Lodging Corporation Logo]


Since our first offer was put on the table in October, we have had the support of some of the most influential analysts on Wall Street and political leaders from Washington. Since our offer they have said:


"The ITT purchase is a very good deal for Starwood...Starwood has proven not only that it's a savvy buyer, but also that it knows how to operate its properties. Starwood's earnings growth has been very impressive."

                                 -Jim Sullivan, Prudential Securities
                                  October 27, 1997



"I don't think [Starwood] needs to come out and match the $44 in cash that Hilton has offered. [Starwood's] stock is better currency, and people will be more interested in holding it than Hilton's shares."

                                 -Mark Mutkowski, BT Alex Brown
                                  November 5, 1997



"The deal makes sense for Starwood even if the paired-share companies were ultimately uncoupled. There is no basis to believe Hilton will be successful and we would take this opportunity to buy...Starwood Lodging."

                                 -Paul Keung, Deutsche Morgan Grenfell
                                  November 4, 1997



"Regarding Starwood's revised offer to acquire ITT and Hilton's competing bid, we wanted to reiterate our views on Starwood. Simply, Starwood remains one of our best investment ideas in both our 61-stock REIT universe and our 20-stock lodging universe."

                                 -David Sherman, Smith Barney
                                  November 7, 1997




"Price Waterhouse has studied the tax status of Starwood Lodging Trust and has concluded that Starwood's use of the paired-share REIT structure does not reduce federal tax revenues. Changes to Starwood's grandfathered status are therefore unlikely to raise any money for the government."

                                 -Bob Shapiro, Price Waterhouse LLP
                                  (former Chief of Staff of the Joint Committee on Taxation of the U.S. Congress.)
                                  November 7, 1997






        2231 East Camelback Road - Suite 400 - Phoenix, Arizona 85016 -
                             Telephone 602-852-3900



                      Believe the Facts. Believe Starwood.

                                   Starwood:
                              A Superior Offer for
                                ITT Shareholders

                    Starwood's superior $85 per share offer.

    The Starwood offer provides premium value--at $85 per share versus $77--
                     with greater choice and more security.

                Starwood gives you the choice of cash or stock!

    Shareholders can elect to receive $85 in cash or $85 in stock per share, subject to aggregate limitations. If 40% of shareholders prefer cash, the shareholders electing cash receive in excess of $60 per share in cash and the balance in stock.(2)

                   Starwood commits to close January 31, 1998
                              or we pay interest.

If our closing is unexpectedly delayed, Starwood pays a 7% annualized interest on the entire $85 per share value.

                 Starwood provides the security of a "collar."

Those electing to receive Starwood stock are protected by a "collar" between
 $53.26 and $61.26. Starwood's stock has not closed below the midpoint of this
  "collar," despite market turbulence. Even if Starwood's stock declined 20%, Starwood's offer would still be superior in value to Hilton's.(1)

                      Starwood offers the better fit, with
                     $100 million in identified synergies.

  The Association of Sheraton Franchisees (which represents 77% of Sheraton and
   Four Points owners in North America) said "We believe that the merger with Starwood Lodging ... would fulfill both the long and short term objectives of the Sheraton franchisees. This transaction is also more likely to increase the value of ITT Corporation. Starwood Lodging has both knowledge of the high-end market of the hotel industry and experience in operating quality facilities." November 2, 1997 Press Release.

                            Starwood is consistent.

   Hilton said it wouldn't increase its bid, jeopardize its credit rating or seek to influence "social policy." [October 20th conference call]. Then it did all three. Hilton may be gone, but Starwood is here to stay.



                            [Starwood Lodging Trust
                  Starwood Lodging Corporation(TM) Letterhead)




Starwood's Offer:                                   [Starwood Logo]
Value, Choice and a Great Future                Starwood Lodging Trust
                                             Starwood Lodging Corporation


(1) Based on November 10, 1997 closing stock prices for Starwood and Hilton, and Bear Stearn's estimate of the value of Hilton's offer of approximately $77 per share. (2) Assuming Starwood stock remains within the "collar."

                                Starwood Lodging
                            12-Month Price Targets*


NOTED WALL STREET ANALYSTS

BT Alex. Brown.......................Kevin Comer............................$83
Credit Suisse First Boston...........Mark Benson............................$72
Deutsche Morgan Grenfell.............Paul Keung.............................$80
Furman Selz LLC......................Jamie Handwerker.......................$75
Goldman Sachs........................David Kostin...........................$75
Lehman Brothers......................Steve Hash.............................$78
PaineWebber.........................Jonathan Litt..........................$80
Prudential Securities................Jim Sullivan...........................$85
Sands Brothers & Co. ................Brad Cohen.............................$85
Smith Barney.........................David Sherman..........................$75

NOTED BEVERLY HILLS ANALYSTS

Hilton Hotels..........................................................$33.50(1)


               All of these analysts are bullish on Starwood...
                      well, almost all of these analysts.

                              Whom do you believe?

                                [Starwood Logo]

                               Starwood's Offer:
                        Value, Choice and a Great Future

                             Starwood Lodging Trust
                        Starwood Lodging Corporation(TM)


* Current targets after giving effect to the acquisition of ITT.

(1) Steve Bollenbach, November 10, 1997 analysts conference call.

                              ***MEDIA RELEASE***

                  STARWOOD LODGING DELIVERS NEW SIGNED MERGER
                             AGREEMENT TO ITT BOARD
                NEW AGREEMENT SETS FORTH CURRENT STARWOOD OFFER


FOR IMMEDIATE RELEASE                   CONTACT: Jeffrey Rosenthal
November 12, 1997                                (203) 861-2100 or
                                                 Kiki Moore
                                                 1-800-SKY-GRAM
                                                 Pin# 862-8328


(NEW YORK, NY------)Demonstrating the commitment of Starwood Lodging to its proposed merger with ITT, Barry S. Sternlicht, Starwood's Chairman and CEO, signed a new merger agreement based on the Company's $85 per share offer and will deliver it to the ITT Board of Directors this morning before the ITT shareholders' meeting scheduled for today.

     If signed by ITT today, the new merger agreement will allow the Starwood Lodging-ITT merger to proceed with a planned closing no later than January 31, 1998. The document expires at midnight tonight if left unsigned by ITT.

     The new merger agreement formalizes Starwood's offer, the details of which Mr. Sternlicht made public last week:

     - $85.00 per share offer

     - A CHOICE OF CASH OR STOCK: ITT shareholders can elect to receive $85.00 in cash or $85.00 in stock per share, subject to the total amount of cash to be paid being between 18% and 30% of the total consideration.

     - A COMMITMENT TO CLOSE BY JANUARY 31, 1998 or Starwood pays 7 percent annualized interest, in cash, on the entire $85.00 per share value.

     In addition, the new agreement maintains a previous commitment to:

     - Provide shareholders with the SECURITY OF A "COLLAR." Those electing to receive Starwood stock are protected by a "collar" between $53.26 and $61.26.

     The new agreement contains no economic terms that are materially different from the existing agreement other than those detailed in Starwood's offer of last Friday, November 7, 1997.


                                      -30-